Exhibit 99.1

News Release

INTERNATIONAL GAME TECHNOLOGY ANNOUNCES FILING OF FISCAL 2010 SECOND QUARTER 10-Q AND PROVIDES AN UPDATE ON ALABAMA

(Las Vegas, NV – May 13, 2010) – International Game Technology (NYSE: IGT), a global leader in creating the games players love and network systems that improve the player experience, announced today the filing of its fiscal 2010 second quarter 10-Q and is providing an update on the Alabama electronic charitable bingo market.

The legality of electronic charitable bingo in Alabama continues to be under challenge by the state’s Governor.  Since IGT’s fiscal 2010 second quarter earnings press release on April 22, 2010, the legal and political climate in Alabama has further deteriorated, and therefore we have determined that the recoverability of our assets in this market has been impaired.  As a result, in the second quarter ended March 31, 2010, we recognized $53.1 million of impairment charges, including note allowances of $47.6 million, accounts receivable allowances of $2.8 million, and gaming operations equipment impairment of $2.7 million.  Additionally, second quarter revenues were reduced $3.3 million and interest income was reduced $0.3 million from the amounts included in our earnings press release on April 22, 2010, based on our assessment of collectability.

Our remaining net carrying amounts after the impairment recorded at March 31, 2010 totaled $38.5 million for development financing and accounts receivable extended to Alabama charitable bingo properties and $6.4 million for related gaming operations assets.

As a result of these charges, our financial results for the second quarter of fiscal 2010 have changed since our press release on April 22, 2010.  Net income in the second quarter ended March 31, 2010 was $0.7 million or $0.00 per diluted share.  Excluding the charges noted above and previously disclosed charges in our earnings press release, adjusted net income was $58.8 million or $0.20 per diluted share.  For a reconciliation of adjusted net income, please refer to the supplemental schedule at the end of this release.

About IGT

International Game Technology (NYSE: IGT) is a leader in the design, development and manufacture of gaming machines and systems products worldwide.  More information about IGT is available at www.IGT.com.

Contact: Patrick W. Cavanaugh, Executive Vice President, Chief Financial Officer and Treasurer of IGT, +1-866-296-4232

Unaudited Supplemental Data
Reconciliation of Adjusted Net Income

Quarter Ended March 31, 2010
(In millions, except EPS)
Net income	$0.7

Significant Items Affecting Comparability
Closure related Inventory write-downs	1.9
Impairment - Alabama	53.1
Impairment - DigiDeal	6.7
Restructuring	16.4
Total items before tax	78.1
Tax effect (certain amounts have no tax effect)	20.0
Total items after tax	58.1
Adjusted net income	$58.8
Adjusted diluted EPS	$0.20

Adjusted net income is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance.  Adjusted net income should not be construed as an alternative to net income as an indicator of our operating performance as determined in accordance with generally accepted accounting principles.  All companies do not calculate adjusted net income in the same manner and IGT's presentation may not be comparable to those presented by other companies.